Exhibit 10.56

[LOGO OF COMERICA]

MODIFICATION TO
LOAN AND SECURITY AGREEMENT, ADDENDUM TO LOAN AND SECURITY AGREEMENT, AND
INVENTORY RIDER

          This Modification to Loan and Security Agreement, Addendum to Loan and Security Agreement, and Inventory Rider (this “Modification”) is entered into by and between Provena Foods Inc. (“Borrower”) and Comerica Bank-California, (“Bank”) as of this April 25, 2002 at San Jose, California.

RECITALS

          This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

          Bank and Borrower previously entered into a Loan and Security Agreement dated July 31, 2000, which was subsequently amended pursuant to that certain Modification dated August 2, 2001.  The Loan and Security Agreement and each Modification shall collectively be referred to herein as the “Agreement.”

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

          1.  Incorporation by Reference.  The Recitals and the documents referred to therein are incorporated herein by this reference.  Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

          2.  Modification to the Loan and Security Agreement.  Subject to the satisfaction of the conditions precedent as set forth in this Modification, the Loan and Security Agreement is hereby modified as set forth below.

A. Section 1.7 shall hereby be deleted and replaced in its entirety with the following:

“1.7 “Collateral” shall mean and includes each and all of the following:  the Accounts; the Inventory; the General Intangibles; the Negotiable Collateral; Borrower’s Books; all Borrower’s deposit accounts; all Borrower’s investment property (including without limitation securities and securities entitlements); all goods, instruments, documents, policies and certificates of insurance, deposits, money or other personal property of Borrower in which Bank receives a security interest and which now or later come into the possession, custody or control of Bank; all Borrower’s equipment and fixtures; all additions, accessions, attachments, parts, replacements, substitutions, renewals, interest, dividends, distributions or rights of any kind for or with respect to any of the forgoing (including without limitation any stock splits, stock rights, voting rights and preferential rights); any supporting obligations for any of the forgoing; and the products and proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the collateral, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, equipment, money, deposit accounts, investment property, equipment, fixtures or other tangible and intangible property of borrower resulting from the sale or other disposition of the collateral and the proceeds thereof and any supporting obligations or security therefor and any right to payment thereunder, and including, without limitation, cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Borrower.  Notwithstanding anything to the contrary contained herein, collateral shall not include any waste or other materials which have been or may be designated as toxic or hazardous by Bank.”

B. Section 1.12 (k) shall hereby be deleted and replaced in its entirety with the following:

“1.12 (k).  accounts owed by any single account debtor which exceed twenty percent (20%) of all of the Eligible Accounts, except for Blue Line Distributing, Inc., in which case Eligible Accounts shall include accounts up to twenty-five percent (25%) of all Eligible Accounts;”

C. Section 1.17 shall hereby be deleted and replaced in its entirety with the following:

“1.17 “Intangibles” shall mean and includes all of Borrower’s present and future general intangibles and other personal property (including without limitation all payment intangibles, electronic chattel paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment (including without limitation, rights to payment evidenced by chattel paper, documents or instruments) and other rights under any royalty or licensing agreements, infringement claims, software (including without limitation any computer program that is embedded in goods that consist solely of the medium in which the program is embedded), information contained on computer disks or tapes, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Inventory, Negotiable Collateral, and Borrowers Books.”

D. Section 1.18 shall hereby be deleted and replaced in its entirety with the following:

“1.18 “Inventory” shall mean and includes all present and future inventory in which Borrower has any interest, including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods (including without limitation any computer program embedded in any of the foregoing goods and any supporting information provided in connection therewith that (i) is associated with the goods in such a manner that the program customarily is considered part of the goods or that (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods), together with any advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.”

E. Section 6.16 (c) shall hereby be deleted and replaced in its entirety with the following:

“6.16 (c). In addition to the financial statements requested above, Borrower agrees to provide Bank with the following schedules:

(i) Accounts Receivable Agings on a weekly basis, within seven (7) days of each week’s end.

(ii) Accounts Payable Agings on a weekly basis, within seven (7) days of each week’s end.

(iii) Borrowing Base Certificate on a weekly basis, within seven (7) days of each week’s end.

(iv.) Inventory Report on a monthly basis, within twenty (20) days of each month’s end.”

F. Section 6.17 (a) shall hereby be deleted and replaced in its entirety with the following:

“6.17 (a).  Working Capital in an amount not greater than a negative ($625,000.00).  The Working Capital requirement shall increase by the amount of $200,000.00 each quarter, beginning with the quarter ending 6/30/02.”

G. Section 6.17 (b) shall hereby be deleted and replaced in its entirety with the following:

“6.17 (b).  Tangible Effective Net Worth in an amount not less than $8,500,000.00.  The Tangible Effective Net Worth requirement shall increase by the amount of $400,000.00 for the quarter ending 6/30/02, and shall further increase by an additional amount of $200,000.00 each quarter thereafter.”

H. Section 6.17 (h) shall hereby be deleted and replaced in its entirety with the following:

“6.17 (h).  Borrower shall not without Bank’s prior written consent acquire or expend for or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise in any amount in any fiscal year.

          3.  Modifications to the Addendum to Loan and Security Agreement:  Subject to the satisfaction of the conditions precedent as set forth in this Modification, the Addendum to Loan and Security Agreement is hereby modified as set forth below.

A. Section 2 shall hereby be deleted and replaced in its entirety with the following:

“2 Selection of Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on advances under the Note:

A. If Borrower’s Working Capital is less than $50,000.00 and Effective Tangible Net Worth is more than $8,500,000.00, the following options shall apply:

(a) A rate equal to four and one quarter percent (4.250%) above Bank’s COST OF FUNDS, (the COST OF FUNDS Option), which COST OF FUNDS Option shall be in effect during the relevant COST OF FUNDS Period; or

(b)

A rate equal to one and three quarters percent (1.750%) above the “Base Rate” as referenced in the Note and quoted from time to time by Comerica Bank-California, as such rate may change from time to time (the “Base Rate Option”).

B. If Borrower’s Working Capital is more than $50,000.00 and Effective Tangible Net Worth is more than $8,750,000.00, the following options shall apply:

(a)

A rate equal to three and one quarter percent (3.250%) above Bank’s COST OF FUNDS, (the COST OF FUNDS Option), which COST OF FUNDS Option shall be in effect during the relevant COST OF FUNDS Period; or

(b)

A rate equal to three-quarters percent (.750%) above the “Base Rate” referenced in the Note and quoted from time to time by Comerica Bank-California, as such rate may change from time to time (the “Base Rate Option”).

          4.  Modification to Inventory Rider.  Subject to the satisfaction of the conditions precedent as set forth in this Modification, the Inventory Rider to the Loan and Security Agreement is hereby modified as set forth below.

          A.  Paragraph 1 of the Inventory Rider shall hereby be deleted and replaced in its entirety with the following:

          “1. At the request of Borrower, made at any time and from time to time during the term of the Agreement, and so long as no event of default under the Agreement has occurred and Borrower is in full, faithful and timely compliance with each and all of the covenants, conditions, warranties and representations contained in the Agreement, this Rider and/or any other agreement between Bank and Borrower, Bank agrees to lend Borrower thirty percent (30%) of the lower of cost or market value of Borrowr’s raw materials and finished goods Inventory, and as may be adjusted by Bank, in Bank’s discretion, for age and seasonality or other factors affecting the value of the Inventory, up to a maximum advance outstanding at any one time of One Million Dollars ($1,000,000.00) upon Borrower’s concurrent execution and delivery to Bank of a Designation of Inventory, or Certification of Borrowing Base, in form customarily used by Bank.  All advances made and to be made pursuant to this Rider are solely and exclusively to enable Borrower to acquire rights in and purchase new Inventory , and Borrower represents and warrants that all advances by Bank pursuant to this Rider will be used solely and exclusively for such purpose; and since such advances will be used for the foregoing purposes, Bank’s security interest in Borrower’s Inventory is and shall be at all times a purchase money security interest as that term is described in Section 9103 of the California Uniform Commercial Code.”

          5.  Legal Effect. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, amendment of, or forbearance with respect to any Event of Default that may now exist or may occur after the date hereof, or with respect to any other right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing.

          6.   Conditions Precedent to the Modification.  The effectiveness of this Modification is conditioned upon receipt by Bank of this Modification, and any other documents which Bank may require to carry out the terms hereof, which shall include without limit;

(a) A Modification fee in the amount of $10,000.00, a legal documentation fee of $750.00, plus any Bank Expenses incurred through the date of this Modification;

(b) Such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          7.   Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof.  All amendments hereto must be in writing and signed by the parties.

          8.   Counterpart Execution. This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS HEREOF, the parties have agreed as of the date first set forth above.

PROVENA FOODS INC. (“Borrower”)		COMERICA BANK-CALIFORNIA (“Bank”)

By:	/s/ THOMAS L MULRONEY	By:	/s/ STEPHEN MOORE

Title:	CFO	Title:	Assistant Vice President